                                                                    Exhibit 23.1






                              Consent of KPMG LLP



To Board of Directors
Northfield Laboratories Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-15877, 333-51681, and 333-79579) on Form S-8 of Northfield Laboratories Inc. of our report dated July 2, 1998, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 1999 and for the cumulative period from June 19, 1985 (inception) through May 31, 1999, which report appears in the May 31, 1999 annual report on Form 10-K of Northfield Laboratories Inc.



                                        KPMG LLP [LOGO]



Chicago, Illinois
August 25, 1999


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